UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 14 2006
(Date of earliest event reported)
ORIGEN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File No. 000-50721	20-0145649
(State of incorporation)		(IRS Employer I.D. No.)
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
(Address of principal executive offices)
(248) 746-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
          On July 14, 2006, Origen Financial, Inc. and its primary operating subsidiary Origen Financial L.L.C. (collectively, “Origen”) entered into an employment agreement with Ronald A. Klein, Origen’s Chief Executive Officer. The following brief description of the employment agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1.
          Mr. Klein’s employment agreement is for an initial three-year term ending July 14, 2009 and is automatically renewable for successive one-year terms thereafter unless either party timely terminates the agreement. The employment agreement provides for an annual base salary of $495,000 in the first year, $520,000 in the second year, and $545,000 in the third year. If the agreement is automatically renewed beyond the initial three-year term, Mr. Klein’s base salary will increase by 5% during each successive one-year term. In addition to his base salary, Mr. Klein is entitled to annual incentive compensation of up to 100% of his then current base salary if he satisfies certain individual and company performance criteria established from time to time by Origen’s board of directors.
          In connection with the execution of the employment agreement, Origen Financial, Inc. issued Mr. Klein 175,000 restricted shares of its common stock. The shares vest in five equal annual installments of 35,000 shares on each of May 8, 2007, 2008, 2009, 2010 and 2011.
          The non-competition provision of the employment agreement generally precludes Mr. Klein from engaging, directly or indirectly in the United States or Canada in the manufactured housing finance business or any ancillary business of Origen during the term of his employment with Origen and for a period of twelve months following the period he is employed by Origen, subject to certain conditions and exceptions. Mr. Klein will also be prohibited from soliciting the employment of any of Origen’s other employees and diverting any business from Origen for a period of up to two years after termination of the employment agreement.
     Under the employment agreement, Mr. Klein will be entitled to a severance payment equal to (a) two years’ salary and target bonus if the employment agreement is terminated by Origen without cause or by Mr. Klein for good reason, or if Mr. Klein dies or becomes disabled, or (b) one year’s salary if Origen does not renew the term of the contract at the end of its initial term or any subsequent renewal term.
     Upon a change in control of Origen (as defined in the employment agreement), Mr. Klein may be entitled to a change in control payment equal to 2.99 times the sum of (a) his then current base salary, and (b) fifty percent of his then-current target bonus. The change in control payment will be payable if (i) Mr. Klein is still employed by Origen on the first anniversary of the change in control, (ii) during such one-year period Mr. Klein’s employment is terminated without cause by Origen, Mr. Klein resigns with good reason or Mr. Klein dies or becomes disabled, or (iii) Origen terminates Mr. Klein’s employment in anticipation of a change in control during a specified period before the closing of the change in control transaction. If, in addition to the change in control payment under the employment agreement, Mr. Klein is entitled to a payment from Origen upon a change in control or similar event under Origen’s Retention Plan or any other plan or agreement, Origen will be obligated to pay only the greater of the change of control payment described in the employment agreement and such other plan or agreement.
     If any severance payments or change in control payments to Mr. Klein under the agreement collectively constitute a “parachute payment” under Section 280G(b)(2) of the Internal Revenue Code, thereby requiring the payment of excise taxes, then Origen will gross up such payments to cover all applicable excise taxes.

Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

10.1	Employment Agreement dated July 14, 2006 among Origen Financial, Inc., Origen Financial L.L.C. and Ronald A. Klein*

*	Management contract or compensatory plan or arrangement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2006	Origen Financial, Inc.

	By:	/s/ W. Anderson Geater, Jr.
W. Anderson Geater, Jr., Chief Financial Officer

ORIGEN FINANCIAL, INC.
EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated July 14, 2006 among Origen Financial, Inc., Origen Financial L.L.C. and Ronald A. Klein*

*	Management contract or compensatory plan or arrangement.